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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-82654) and the related Prospectus of Millennium Pharmaceuticals, Inc. for the registration of $300,000,000 of 4.50% Convertible Senior Notes due June 15, 2006 and 7,386,660 shares of common stock and to the incorporation by reference therein of our report dated January 15, 2002, with respect to the consolidated financial statements of Millennium Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                   /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 22, 2002